Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy, Inc. Announces Closing of Senior Unsecured Convertible Notes Offering

DANBURY, CT, – June 25, 2013 – FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, announced today the closing of its senior unsecured convertible notes offering. The offering, which closed on June 25, 2013, consisted of 8.00% senior unsecured convertible notes due June 15, 2018.

Under the terms of the notes, the Company will pay interest semi-annually in arrears and the notes will mature on June 15, 2018, unless converted as described below. The notes are convertible into shares of FuelCell Energy common stock at a conversion rate of 645.1613 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $1.55 per share of common stock. The notes are general unsecured obligations, ranking equally with all of the Company’s other unsecured senior indebtedness, if any, and senior in right of payment to any of its subordinated indebtedness, if any.

The net proceeds of the offering to the Company were approximately $36 million, after deducting underwriting discounts, commissions and estimated offering expenses. The company intends to use the net proceeds from the offering to meet working capital needs and for general corporate purposes.

“This convertible debt issuance illustrates the continuing evolution of FuelCell Energy as we further strengthen the balance sheet, which is important to prospective customers and project investors of multi-megawatt fuel cell installations,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “Proceeds will be used to support growth of our sales pipeline and order backlog.”

Lazard Capital Markets LLC acted as sole book-running manager and Stifel acted as co-lead manager.

A shelf registration statement relating to the above-described securities was previously filed with and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement together with the base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the convertible notes or any other securities, nor shall there be any sale of the convertible notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About FuelCell Energy, Inc.

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than 1.6 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit our website at www.fuelcellenergy.com

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This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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